EXHIBIT 10.2

Director Fee Arrangements for 2006

           Each director of MutualFirst Financial, Inc. (the "Company") also is a director of Mutual Federal Savings Bank (the "Bank"). For 2006, each non-employee director receives an annual fee of $26,400 for serving on the Bank's Board of Directors. In addition to this annual fee, Wilbur R. Davis receives a $5,000 annual fee for serving as Chairman of the Board of Directors of the Bank. Directors are not compensated for their service on the Company's Board of Directors.

             The Bank maintains deferred compensation arrangements with some directors which allows them to defer all or a portion of their Board fees and receive income when they are no longer active directors. Deferred amounts earn interest at the rate of 10 percent per year.